================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Essef Corporation
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                PROXY STATEMENT

                               DECEMBER 19, 1997






                              GENERAL INFORMATION

This proxy statement is furnished to shareholders of Essef Corporation (the "Company") on its behalf, by its Board of Directors, in connection with its Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, January 29, 1998, at the offices of the Company, 220 Park Drive, Chardon, Ohio 44024 at 10:00 a.m. EST, or any adjournments thereof, (i) to consider and act upon a proposal to amend the Articles of Incorporation of the Company to increase the number of authorized common shares from 15,000,000 to 40,000,000 and (ii) to conduct such other business as may properly be brought before the Annual Meeting. This proxy statement was first mailed on December 19, 1997, to shareholders of record on November 21, 1997.

On November 21, 1997, 10,592,368 common shares were outstanding. Each shareholder of record as of that date is entitled to notice of the meeting and to cast one vote per share held on all matters to come before the Annual Meeting. The holders of a majority of the votes entitled to be cast present in person or by proxy shall constitute a quorum for the purposes of the Annual Meeting.

A form of proxy accompanies this statement which shareholders are urged to fill in and return. The persons appointed by validly executed proxies will vote the shares covered thereby according to the instructions endorsed thereon, on each issue or matter as to which an instruction is given. Shares covered by signed proxies otherwise unmarked or on which contradictory or unclear instructions are given will be voted in accordance with the best judgment of the persons appointed thereon as to any matters properly brought before the Annual Meeting.

The appointment of a proxy may be revoked at any time by providing notice to the Company prior to the Annual Meeting or by appearing at the Annual Meeting to vote in person.

                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
               TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES


Article FOURTH of the Company's Second Amended Articles of Incorporation currently fixes the authorized number of Common Shares at 15,000,000 and the authorized number of Serial Preferred Shares at 1,000,000. For the reasons discussed below, the Board of Directors has approved, and recommends for shareholder approval, an amendment to increase the number of authorized Common Shares by 25,000,000 (the "Additional Shares") to 40,000,000. No change is being proposed in the authorized number of Serial Preferred Shares.

As of November 22, 1996, 4,802,700 of the authorized Common Shares were issued and outstanding and 10,197,300 were available for issue. By November 21, 1997, however, as a result of, among other things, the ten percent stock dividend declared on January 23, 1997 and the two-for-one stock split declared on August 7, 1997, the number of issued and outstanding Common Shares had increased to 10,592,368, leaving only 4,407,632 authorized Common Shares available for issuance.

The amendment would increase the available number of authorized but unissued Common Shares to approximately 29,407,632. While the Company does not have any commitment or understanding at this time for the issuance of Additional Shares, the Board believes that it is prudent to have such shares available for possible stock splits or other stock distributions, acquisitions, financings, employee benefit plans or other purposes not currently foreseeable. As a general matter, the Board supports the use of stock dividends or stock splits to maximize the potential for continued price growth following periods of significant and sustained growth in the market price of the Common Shares. The Board also recognizes the value of Common Shares as a form of acquisition currency. The amendment would allow the Board to authorize the issuance of Additional Shares without further shareholder approval, unless required for a particular transaction by applicable law, regulation or the rules of any stock exchange on which the Company's securities are listed.

The authorization of the Additional Shares would not, by itself, have any effect on the rights of the Company's shareholders. The issuance of the Additional Shares for corporate purposes other than a stock split or pro rata distribution to existing shareholders could have, among other things, a dilutive effect on earnings per share and on the equity and voting power of shareholders at the time of their issuance. In addition, the increase in authorized shares could render more difficult in certain circumstances or discourage an attempt to obtain control of the Company, whether through a tender offer or otherwise, by, for example, allowing the issuance of Common Shares that would dilute the share ownership of a person attempting to obtain control. This proposal is not, however, being made in response to any effort of which the Company is aware to accumulate Common Shares or gain control of the Company.

The amendment requires the affirmative vote of the holders of Common Shares entitling them to exercise two-thirds of the voting power of the Company with respect thereto. If the amendment were approved, the first paragraph of Article FOURTH would be amended to read as following (and the remaining provisions of Article FOURTH would be unchanged):

        FOURTH: The number of shares which the corporation is authorized to issue and have outstanding is 41,000,000, consisting of 40,000,000 Common Shares without par value (hereinafter called "Common Shares") and 1,000,000 Serial Preferred Shares without par value (hereinafter called "Serial Preferred Shares").

The Board of Directors recommends that the shareholders vote FOR the amendment.

                      NOMINATION AND ELECTION OF DIRECTORS


The number of Directors of the Company is currently set at seven members divided into two classes. Class A has three members and Class B has four members. Directors in each class are elected for three year terms expiring on the date of the third annual meeting following their election. With the resignation of Mr. Elliot B. Ross in December, 1997, the Board has one vacancy which may be filled when a suitable candidate is identified.

The regulations of the Company provide for the nomination of directors by shareholders pursuant to a notice satisfying specified requirements, timely given to the Secretary of the Company. No such notice has been received as of the date hereof. The Company's Committee on Directors will also consider recommendations by shareholders for nomination of directors. Directors are elected by a plurality of the votes represented at the meeting, either in person or by proxy, and entitled to vote.

A brief biography of each of the directors, including their principal occupations, ages at the date of this statement, a brief account of their business experience, and the identity of certain companies of which they are or were directors or with which they are or were associated appear in the following section. Their beneficial ownership of common shares of the Company is contained in the section headed "Beneficial Ownership Of Shares."

                                   DIRECTORS


                                JAMES M. BIGGAR
                                     AGE 68

Mr. Biggar is currently Chairman and Chief Executive Officer of Glencairn Corporation, a real estate development firm. Prior to assuming that position in July, 1991, he served as Chairman of Nestle USA, Inc., a food products, restaurant and hotel concern. From January, 1984 to January 1991, Mr. Biggar served as Chairman and Chief Executive Officer of Nestle Enterprises, Inc. Mr. Biggar is a director of The Sherwin-Williams Company, a manufacturer of coatings, Bridgestreet Accomodations, and Donley's, Inc.

Mr. Biggar has served as a director since January, 1997 and is a member of the Audit and Compensation Committees. His current term of office as a director will expire with the annual meeting of shareholders in 2000.


                               GORDON D. HARNETT
                                     AGE 55

Mr. Harnett is Chairman, President, and Chief Executive Officer of Brush-Weilman Corporation, an international supplier of high performance engineered materials. Prior to assuming that post in January, 1991 he served as Senior Vice President (1987-1991) of The B.F. Goodrich Co., a diversified manufacturer of aerospace and specialty chemical products and as President (1982-1985) and Chief Executive Officer (1985-1987) of Tremco, Inc. a wholly owned subsidiary of The B.F. Goodrich Co. Mr. Harnett is a Director of Lubrizol Corporation, National City Bank, and M. A. Hanna Company.

Mr. Harnett has served the Company as a director since July, 1987 and is a member of the Compensation Committee, of which he is Chairman, the Committee on Directors, and the Executive Committee. His current term of office as a director will expire with the annual meeting of shareholders in 2000.

                             GEORGE M. HUMPHREY, II
                                     AGE 55

Mr. Humphrey is President and a principal of Extrudex, L.P., a privately held thermo-plastic custom extruder. Prior to joining Extrudex, Mr. Humphrey was Chairman and a principal owner of Philips Container Co., a privately held plastic injection molder of pails used as containers for industrial and consumer products.

Mr. Humphrey has served the Company as a director since January, 1989 and is a member of the Audit Committee, of which he is Chairman, the Compensation Committee, and the Committee on Directors. His current term of office as a director will expire with the annual meeting of shareholders in 1999.

                               MARY ANN JORGENSON
                                     AGE 56

Ms. Jorgenson is a partner and head of the corporate practice in the law firm of Squire, Sanders & Dempsey, L.L.P., and has been associated with that firm since 1975. She is a director of the general partner of Cedar Fair, L.P., the owner of four amusement parks in Ohio, Minnesota, Missouri and Pennsylvania. She is also a director of S 2 Golf Inc., a manufacturer and distributor of golf clubs and bags, and a director of Continental Business Enterprises, Inc., an Ohio-based metal stamping company.

Ms. Jorgenson has served as Secretary of the Company since 1989, as a director since January, 1993, and is Chairman of the Committee on Directors. Her current term of office as a director will expire with the annual meeting of shareholders in 1999.

                                 RALPH T. KING
                                     AGE 68

Mr. King is Chairman of the Board of Essef Corporation and of Creative Label Company, a label printing company, a post he has held since 1969.

Mr. King has served the Company as a director since 1959 and as its Chairman since November of 1990. He is a member of the Audit, Compensation, and Executive Committees. His current term of office as a director will expire with the annual meeting of shareholders in 2000.



                                THOMAS B. WALDIN
                                     AGE 55

Mr. Waldin was appointed Chief Executive Officer of the Company in October, 1990 and was elected President of the Company in January, 1991. Since 1977 he has been active as an investor in and a director of a number of small businesses. He retired in 1987 as Chief Operating Officer of USG Interiors, Inc. and Chief Executive Officer of Donn, Inc. The former is a unit of USG Corporation, a worldwide manufacturer and distributor of building products, created in connection with the acquisition of Donn, Inc. in 1986.

Mr. Waldin has served as a director since January, 1991 and is a member of the Executive Committee, of which he is Chairman. His current term of office as a director will expire with the annual meeting of shareholders in 1999.

DIRECTORS' COMMITTEES, MEETINGS AND FEES

At its meeting following the Annual Meeting of Shareholders, the Board of Directors has customarily appointed from among its membership an Audit Committee, a Compensation Committee, an Executive Committee, and a Committee on Directors which serve until the next annual meeting.

THE AUDIT COMMITTEE consists of three directors, none of whom is an officer or employee of the Company or its subsidiaries. The committee consists of Mr. Humphrey, Chairman, Mr. Biggar, and Mr. King. The Audit Committee receives the report of the Company's independent auditors, and provides the link between the Chief Financial Officer and the controllers of the Company's subsidiaries, the auditors and the Board of Directors. The Audit Committee met two times in fiscal 1997.

THE COMPENSATION COMMITTEE consists of four directors, none of whom is an officer or employee of the Company or its subsidiaries. The committee consists of Mr. Harnett, Chairman, Mr. Biggar, Mr. Humphrey, and Mr. King. The Compensation Committee has authority to recommend, approve and, pursuant to specific mandate from the Board of Directors, implement its recommendations on all matters relating to direct and indirect compensation of officers and employees of the Company and its subsidiaries. The Compensation Committee met once in fiscal 1997.

THE EXECUTIVE COMMITTEE consists of three directors, one of whom, its Chairman, is an officer of the Company. The committee consists of Mr. Waldin, Chairman, Mr. Harnett, and Mr. King. The Executive Committee is empowered to exercise all authority of the Board of Directors between meetings of that body, subject to report, with the exception of the declaration of dividends, appointment or election of officers and determination of their compensation, and the filling of vacancies on the Board or any Committee. The Executive Committee did not meet in fiscal 1997.

THE COMMITTEE ON DIRECTORS consists of three directors, Ms. Jorgenson, its Chairman, Mr. Harnett and Mr. Humphrey. The Committee on Directors has authority to recommend director nominees to the Board and to recommend director policies including terms of office, retirement and compensation. The Committee on Directors did not meet in fiscal 1997.

THE BOARD OF DIRECTORS of the Company and its four committees held a total of nine meetings during fiscal 1997 of which six were meetings of the Board of Directors. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of which they were members.

Directors who are not employees of the Company or its subsidiaries have been paid a fee of $750 for each meeting of the Board or Committee attended, plus out of pocket expenses. Chairmen are paid $1,000 for attendance at meetings of their Committees. In addition, such non-employee directors are paid an annual retainer fee of $15,000 without regard to attendance. Mr. King was paid $12,000 in the last fiscal year for his services as Chairman of the Board, in addition to fees paid him as director.

Pursuant to the Essef Corporation Deferred Compensation Plan for Directors, each director has the option to defer receipt, and therefore the recognition of income for federal income tax purposes, of all or a portion of his or her annual retainer and meeting fees payable by the Company to the director for his or her services as a director.

                             EXECUTIVE COMPENSATION

The following table sets forth information relating to the annual and long term compensation for the fiscal years ended September 30,1997, 1996 and 1995, respectively, for the named executive officers of the Company.


                           SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                 -------------------                     ----------------------
                                                                                               ALL
                                                        OTHER       RESTRICTED                 OTHER(2)
NAME AND               FISCAL                           COMPEN-     STOCK          OPTIONS     COMPEN-
PRINCIPAL POSITION      YEAR    SALARY(S)    BONUS($)   SATION($)   AWARDS($)        (#)(1)    SATION($)
Thomas B. Waldin        1997      220,480    193,220     -0-        -0-              -0-        4,500
 President and Chief    1996      220,480     44,540     -0-        -0-              -0-        6,615
 Executive Officer      1995      218,500        -0-     -0-        -0-              -0-        4,500

Elliot B. Ross          1997      260,000    227,855     -0-        -0-              -0-        9,000
 Executive Vice         1996      260,000     52,560     -0-        -0-              -0-       11,670
 President              1995      257,690        -0-     -0-        -0-          550,000(3)    10,947

Gerald C. Hornick       1997      139,000     68,630     -0-        -0-              -0-        9,000
 Vice President and     1996      139,000     54,700     -0-        -0-            2,825        8,680
 Assistant Treasurer    1995      132,300      9,340     -0-        -0-              -0-        9,684

Douglas J. Brittelle    1997      200,000     66,500     -0-        -0-              -0-        9,000
 Executive Vice         1996      200,000     26,290     -0-        -0-            2,825       13,620
 President              1995      146,150     42,400     -0-        -0-           89,000          -0-

Stuart D. Neidus        1997      200,000    146,061     -0-        -0-              -0-        6,090
 Executive Vice         1996       16,315        -0-     -0-        -0-          275,000          -0-
 President and Chief
 Financial Officer



(1) The number of options has been restated to give effect to the 10% stock dividend distributed February 28, 1997 and a 2-for-1 stock split distributed September 9, 1997.

(2) Includes for each named executive officer: (a) matching contributions for fiscal year 1997 under the Company's 401(k) Profit Sharing Plan,
         (b) amounts paid or payable by the Company on the Executive's behalf into the Company's defined contribution Retirement Plan and Trust.

(3) With Mr. Ross's resignation in December, 1997, his 330,000 performance options and 44,000 of his initial options were cancelled.

                                  OPTION GRANTS

As indicated in the table below, there were no grants of stock options during the fiscal year ended September 30, 1997 to the named executive officers pursuant to the Company's 1987 Employees' Stock Option Plan.


                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS


                                          PERCENTAGE                                        POTENTIAL REALIZABLE
                                          OF TOTAL                                          VALUE AT ASSUMED
                           NUMBER         OPTIONS         EXERCISE                          ANNUAL RATES OF STOCK PRICE
                           0PTION         GRANTED TO      OR BASE                           APPRECIATION FOR OPTION TERM (1)
                           SHARES         EMPLOYEES IN    PRICE           EXPIRATION        --------------------------------
NAME                       GRANTED        FISCAL YEAR     (PER SHARE)     DATE                    5%           10%
----                       -------        -----------     -----------     ----                    --           ---

Thomas B. Waldin               -0-             --             --              --             $    --        $   --
  President and chief
  Executive Officer

Elliot B. Ross                 -0-             --             --              --             $    --        $   --
  Executive Vice President

Gerald C. Hornick              -0-             --             --              --             $    --        $   --
  Vice President and
  Assistant Treasurer

Douglas J. Brittelle           -0-             --             --              --             $    --        $   --
  Executive Vice President

Stuart D. Neidus               -0-             --             --              --             $    --        $   --
  Executive Vice President
  and Chief Financial Officer

---------

FOOTNOTE:

         (1)      Based on the closing price of the common stock on the NASDAQ National Market System on September 30, 1997 of
                  $17.25.

Except as otherwise indicated, the following table provides information relating to aggregate stock option exercises during the last fiscal year and fiscal year-end stock option values for the named executive officers:

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE



                       NUMBER OF                  NUMBER OF SECURITIES
                       SHARES                    UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-
                       ACQUIRED ON   VALUE          OPTIONS AT FY END         THE-MONEY OPTIONS AT FY END(1)
NAME                   EXERCISE(#)   REALIZED  EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   -----------   --------  -----------   -------------    -----------    -------------
Thomas B. Waldin         -0-          $-0-        2,156,431          -0-      $35,114,359      $      -0-
Elliot B. Ross           -0-          $-0-          176,000          -0-      $ 1,730,000      $      -0-
Gerald C. Hornick        -0-          $-0-           27,125          705       $  344,145      $   13,125
Douglas J. Brittelle     -0-          $-0-           14,613       76,212       $  129,750      $  735,250
Stuart D. Neidus         -0-          $-0-           22,000      253,000       $  204,500      $2,351,750


------------
FOOTNOTE:

(1)      Based on the closing price of the common stock on the NASDAQ National Market System on September 30, 1997 of $17.25.

(2)      Amounts shown in the table have been adjusted to reflect changes occurring after the fiscal year-end in connection with Mr.
         Ross's resignation in December, 1997. As of September 30, 1997, the number of shares underlying Mr. Ross's unexercised options were 132,000 (exercisable) and 418,000 (unexercisable) and the value of his unexercised in-the-money options were
         $1,297,500 (exercisable) and $4,108,750 (unexercisable).


EMPLOYMENT AGREEMENTS


The Company is party to employment agreements with four of the named executive officers. Set forth below is a brief description of each agreement.

Thomas B. Waldin and the Company are parties to an employment agreement which initially covered a two year period expiring on October 26, 1992 and was subsequently extended for additional one year periods until its amendment in 1994. The amended agreement expired on September 30, 1996 and was subsequently extended according to its terms for two additional one year periods. For a description of the compensation terms of the employment agreement see "Report of Compensation Committee on Executive Compensation."

Under the employment agreement, the Company granted Thomas B. Waldin nonstatutory stock options to purchase up to 2,137,960 Common Shares of the Company. The exercise price of the options, determined pursuant to a formula, is $0.91 per share. At the date of the grant of the options, the closing bid for the shares as quoted by NASDAQ was $1.02. All of the options are vested and exercisable.

In connection with shares acquired by Mr. Waldin pursuant to the options, Mr. Waldin may request under certain circumstances that such shares be registered under the Securities Act of 1933 for the purpose of public distribution. If the Company elects not to proceed with such a registration, Mr. Waldin may require the Company to purchase either his shares at a price equal to 95% of the market value or his options at a purchase price equal to 90% of the price of the shares underlying the options less the exercise price.

Elliot B. Ross and the Company are parties to an employment agreement which initially covered a two year period expiring on January 31, 1996. The agreement was subsequently extended for two additional one year periods according to its terms. As compensation for his service as Executive Vice President Mr. Ross receives an annual base salary of $260,000, and performance based bonuses targeted at 60% of Mr. Ross's annual base salary in each year. In addition, Mr. Ross was granted initial options, vesting as of commencement of the agreement, to purchase 220,000 shares of the Company's common stock at $7.42 per share. Performance options to purchase an additional 330,000 shares were also granted with vesting and exercise terms based on target earnings per share. Severance arrangements related to his resignation in December, 1997 cancelled all but 176,000 of Mr. Ross's initial options.

Douglas J. Brittelle and the Company are parties to an employment agreement which initially covered a two year period expiring on January 3,1997. The agreement was subsequently extended for an additional one year period according to its terms. As compensation for his service as Executive Vice President, Mr. Brittelle receives an annual base salary of at least $200,000 and performance based bonuses targeted at 55% of Mr. Brittelle's annual base salary. In addition, Mr. Brittelle was granted initial options, vesting as of the commencement date of the agreement, to purchase 33,000 shares of the Company's common stock at $7.42 per share. Performance options to purchase an additional 55,000 shares were also granted with vesting and exercise terms based on target earnings per share.

Stuart D. Neidus and the Company are parties to an employment agreement which covers a two year period expiring on September 3, 1998 unless terminated or extended according to its terms. As compensation for his service as Executive Vice President and Chief Financial Officer, Mr. Neidus receives an annual base salary of at least $200,000 and performance based bonuses targeted at 50% of Mr. Neidus's annual base salary. In addition, Mr. Neidus was granted initial options, vesting as of the commencement date of the agreement, to purchase 110,000 shares of the Company's common stock at $7.96 per share. Performance options to purchase an additional 165,000 shares were also granted with vesting and exercise terms based on target share prices, 110,000 of which have vested but will only be exercisable on completion of 5 years of service from the date of the grant.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee establishes compensation for the executive officers of the Company and its subsidiaries. In discharging its function, the Committee seeks to harmonize three objectives. First, compensation levels are designed to be sufficiently competitive to attract and retain highly qualified management personnel. Second, recognition is given to the achievement of annual financial, operational and strategic objectives. Finally, it is the Company's objective to continue to align pay and performance for the Company's executives with the longer-term goal of enhancing shareholder value. To implement these objectives, the compensation program for executive officers consists of base salary, annual cash incentives, and the performance share plan.

Base salaries are determined in the first instance by the evaluation of the executive officer's responsibility and by comparison to similarly situated executives at other comparable firms to ensure that the Company's salaries are competitive.

Annual cash incentives are used to recognize the achievement of annual objectives in line with the Company's long-term goals. The annual objectives are based on specific and quantifiable financial and operational performance criteria which are set at the beginning of each fiscal year by the Committee. Bonuses are primarily based on the performance of specific business units in which the executive works, except those of the Chief Executive Officer and the Executive Vice Presidents, whose bonuses are based on a formula relating to the earnings per share of the Company, among other things.

Performance share unit awards are used primarily as a means for building shareholder value over the long term. The number of unit awards are generally contingent on the Company's achievement of certain levels of earnings while the value is tied to the Company's stock price. The intent is to align the interests of executive officers with the interests of shareholders.

In fiscal 1995, the Committee undertook a review of the Company's executive salary structure and incentive programs. The objective of the review was to ensure that the compensation structure was in alignment with the Company's goal of enhancing shareholder value. A multidiscipline task force, guided by senior operating executives, with the assistance of an independent management consulting firm engaged by the Committee, conducted the review under the Committee's overall direction. Based on the findings of the review, the Committee adopted a salary structure that was applied beginning in 1996 to peg executive salaries at the median (50th percentile) for peer companies. The Committee also authorized an annual cash incentives plan rewarding key employees for achieving specific objectives in line with the Company's long-term goals. Based on targeted annual improvements to earnings, the resulting bonuses would bring the total cash compensation of executives to the 75th percentile of peer firms. The Committee has also considered long-term incentive programs and implemented the performance share plan in 1997 for senior management.


CHIEF EXECUTIVE OFFICER'S COMPENSATION

For fiscal 1997, Mr. Waldin's compensation package was based on a review of his compensation package in connection with an amendment and extension of his employment agreement in 1994. The Committee determined then that his total cash compensation should be at the 75th percentile for compensation received by chief executive officers of similarly situated companies, adjusted annually to reflect the percentage of time Mr. Waldin is expected to devote to the Company's business during the ensuing year.

Mr. Waldin's total cash compensation consisted of his base annual salary and performance based bonuses targeted at 60% of Mr. Waldin's annual salary based on the Company's annual earnings per share. For fiscal 1997, the base compensation was not adjusted from the 1996 level of $220,480 and a bonus of $193,220 was earned.


                                             THE COMPENSATION COMMITTEE
                                             Gordon D. Harnett, Chairman
                                             James M. Biggar
                                             George M. Humphrey, II
                                             Ralph T. King

                               PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in cumulative shareholder return with the cumulative total return of the Nasdaq Stock Market (US Companies) Composite Index and the Standard & Poor's Smallcap 600 Index:

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

Prepared by Zacks Investment Research, Inc.

Produced on 12/9/97 including data to 09/30/97


                                [GRAPH OMMITTED]


                                     LEGEND

   Index Description                                 09/29/92     09/28/93   09/30/94   09/30/95    09/30/96    09/30/97
   -----------------                                 ----------   --------   --------   --------    --------    --------
 [] Essef Corporation                                  100.0        97.9       118.7     145.8        145.8       316.2
  * CRSP Index for Nasdaq stock Market (US Companies)  100.0       131.0       132.1     182.4        216.5       297.1
  + S&P Smallcap 600                                   100.0       136.6       135.9     171.4        197.7       270.8



Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.   The index level for all series was set to 100.0 on 09/29/92.
E. In 1997, the Company changed its comparisons from a self-determined peer group to the S&P Smallcap 600 index. The change was made due to the additional diversity of the Company's businesses resulting from the acquisition of General Aquatics, Inc. in May, 1997 and a reduction in the number of comparable companies due to acquisition activity in the self-determined peer group used in prior years.

                         BENEFICIAL OWNERSHIP OF SHARES

The following tables display, as of November 21, 1997, the name and address of each person who is known to the Company to own beneficially more than 5% of the Company's voting securities (a single class of Common Shares) as well as the number of Common Shares beneficially owned by each director and named executive officer, and the directors and named executive officers of the Company as a group.

FIVE PERCENT BENEFICIAL OWNERSHIP

                                                                  Common Shares Beneficially Owned
                                                                  --------------------------------
               Name                                                     Number        Percent
               ----                                                     ------        -------

Keybank National Association, Trustee (1)(2)(3)(8)                   2,207,538           20.84%
127 Public Square
Cleveland, Ohio 44114

The Jane B. King Irrevocable (4)                                     1,023,000            9.66%
Trust dated July 19, 1979,
Ralph T. King and Alexander
S. Taylor, Trustees
30050 Chagrin Boulevard, Suite 150
Pepper Pike, Ohio 441124

Thomas B. Waldin (5)                                                 2,241,431           17.32%
c/o ESSEF Corporation
220 Park Drive
Chardon, Ohio 44024

Fenimore Asset Management                                            1,217,180           11.49%
118 North Grand Street
Cobleskill, New York 12043

James A. Horner Trust (6)(7)(8)                                        633,964            5.98%
James A. Horner, Jr., Douglas M. Horner
and Mary Ann Jorgenson, Trustees
4900 Key Tower
Cleveland, Ohio 44114



(1)  Keybank National Association exercises (a) sole voting and shared dispositive power over 2,014,408 shares; and (b) shared voting and dispositive power over 119,650 shares held by a trust of which Keybank
     National Association is one of three trustees and noted in 2(a) and 8(b) below.


(2) James H. Dempsey, Jr. shares dispositive power of 2,014,408 shares as one of three trust advisors noted in 1(a) above, (3) and (8)(d) below, and is also beneficial owner of: (a) 119,650 shares held by a trust of which he is one of three trustees with shared voting and dispositive power and noted in 1(b) above and 8(b) below; and (b) 73,480 shares held by a trust of which he is a co-trustee with shared voting and dispositive power and noted in note 8(c) below. Mr. Dempsey disclaims the benefits of ownership of any of the aforementioned shares. Mr. Dempsey is a partner in the law firm of Squire, Sanders & Dempsey L.L.P., which the Company retains as its outside general counsel.

(3) James P. Oliver shares dispositive power of 2,014,408 shares as one of three trust advisors noted in 1(a) and (2) above and note 8(d) below. Mr Oliver disclaims the benefits of ownership of any of the aforementioned shares. Mr. Oliver is a partner in the law firm of Squire, Sanders & Dempsey L.L.P., which the Company retains as its outside general counsel.

(4) Ralph T. King shares voting and dispositive power as a co-trustee and is also beneficial owner of: (a) 131,780 shares owned by him directly;
     (b)24,596 shares held by a foundation of which he is a trustee with shared dispositive power.

(5) Thomas B. Waldin is the beneficial owner of 2,241,431 shares owned by or benefitting him, his wife or child directly (2,156,431 shares consist of options to purchase which are exercisable within 60 days of September 30,
     1997).

(6) James A. Horner, Jr. shares voting and dispositive power as co-trustee and is also beneficial owner of: (a) 688,701 shares owned by or benefitting him or his children directly or indirectly; and (b) 165,000 shares held by trusts for the benefit of his children, nieces and nephews, of which he is one of three trustees sharing voting and dispositive power, and noted at
     (7)(b) and (8)(e) below.

(7) Douglas M. Horner shares voting and dispositive power as co-trustee and is also beneficial owner of: (a) 314,819 shares owned by or benefitting him or his children directly or indirectly and (b) 165,000 shares held by trusts for the benefit of his children, nieces and nephews, of which he is one of three trustees sharing voting and dispositive power, and noted at (6)(b) above and (8)(e) below.

(8) Mary Ann Jorgenson shares voting and dispositive power as co-trustee and is also beneficial owner of: (a) 76,120 shares held by six trusts of which she is the sole trustee with sole voting and dispositive power; (b) 119,650 shares held by a trust of which she is one of three trustees with shared voting and dispositive power and noted in notes 1(b) and 2(a) above; (c) 73,480 shares held by a trust of which she is a co-trustee with shared voting and dispositive power and noted in note 2(b) above; (d) 2,014,408 shares held by two trusts over which she has shared dispositive power as one of three trust advisors, and noted in notes 1(a),(2) and (3) above; and
     (e) 165,000 shares held by trusts of which she is one of three trustees with shared voting and dispositive power and noted in (6)(b) and (7)(b) above. Ms. Jorgenson disclaims the benefits of ownership of any of the aforementioned shares. Ms. Jorgenson serves as Secretary of the Company and is a partner in the law firm of Squire, Sanders & Dempsey L.L.P., which the Company retains as its outside general counsel.

BENEFICIAL OWNERSHIP OF SHARES BY DIRECTORS AND NAMED EXECUTIVE OFFICERS

                                                         Common Shares Beneficially Owned
                                                         --------------------------------
               Name                                         Number                    Percent
               ----                                         ------                    -------
James M. Biggar                                                5,400                         *
Gordon D. Harnett (1)                                         23,722                       .22%
George M. Humphrey, II (1)                                    32,160                       .30%
Mary Ann Jorgenson (2)                                     3,082,630                     29.10%
Ralph T. King (3)                                          1,179,376                     11.13%
Elliot B. Ross (5)                                           201,400                      1.22%
Thomas B. Waldin (4)(6)                                    2,241,431                     17.32%
Douglas J. Brittelle (4)                                      14,613                       .11%
Gerald C. Hornick(4)(7)                                       50,563                       .39%
Stuart D. Neidus (4)                                          35,000                       .27%
All directors and named executive                          6,866,295                     52.70%
officers as a group (10 persons)

*        less than one percent.

(1)     Includes shares held by trustee of the Essef Corporation Deferred Compensation Plan for
        Directors as of September 30, 1997.

(2)     See Note (8) under Beneficial Ownership of Shares.

(3)     See Note (4) under Beneficial Ownership of Shares.

(4)     Includes shares underlying options which are exercisable within 60 days of September 30,
        1997 as follows:

        Thomas B. Waldin        2,156,431
        Gerald C. Hornick          27,125
        Douglas J. Brittelle       14,613
        Stuart D. Neidus           22,000

        All directors and named executive officers as a group (10 persons) 2,396,169.

(5)     Amounts shown have been adjusted to reflect changes occurring after the fiscal year end in connection with Mr. Ross's resignation in December, 1997 (176,000 shares consist of options to purchase which are exercisable up to one year from the date of Mr. Ross's resignation).

(6)     See Note (5) under Beneficial Ownership of Shares.

(7)     Includes shares held by successor trustee of PAYSOP Plan, as of September 30, 1997 over which individual beneficiary has sole voting power.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has acted as independent auditors of the Company for the fiscal year ended September 30, 1997. Representatives of Deloitte & Touche LLP will be present at the meeting and will be given an opportunity to make a statement if they desire to do so as well as to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

Proposals of shareholders for the fiscal 1998 Annual Meeting of Shareholders to be held in January, 1999 must be received by the Secretary of the Company no later than August 21, 1998 to be included in the proxy statement and form of proxy for that meeting.

                             SOLICITATION EXPENSES

The Company will bear the costs of proxy solicitation including the preparation and mailing of this statement and accompanying material. Proxies will be solicited principally by mall, by employees and agents of the Company and its subsidiaries. No employee of the Company who assists in the solicitation will be paid for doing so beyond his regular compensation.

The Company will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of proxy solicitation materials to the beneficial owners of the shares held by them and, upon request, will reimburse them for the reasonable expenses incurred in forwarding the material to their principals and processing responses.

                    VOTE TABULATION POLICIES AND PROCEDURES

Shares voted by proxy on the form provided by management with this statement will be tabulated according to the tenor thereof. Shares voted by omnibus proxy or other proxy forms by brokers, nominees or agents will be tabulated according to instructions and limitations accompanying the form of proxy. All shares for which valid proxies are returned will be counted as present at the meeting for determination of a quorum (a majority of shares entitled to vote at the Annual Meeting), but the votes of shares represented by omnibus or similar proxy will be tabulated only to the extent the vote is specifically instructed.

                                 OTHER BUSINESS

The Company is not aware of any business which may be presented for action at the meeting other than that set forth herein. Should any such business be presented for a vote of the shareholders, the enclosed form of proxy authorizes the persons appointed to vote thereon in accordance with their best judgment.


                                        By Order of the Board of Directors





                                        Mary Ann Jorgenson
                                        Secretary


December 19,1997

                              ESSEF CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF SHAREHOLDERS - JANUARY 29, 1998

The undersigned hereby appoints Ralph T. King, Stuart D. Neidus and Mary Ann Jorgenson, and each of them, attorneys and proxies to attend and represent the undersigned at the Annual Meeting of Shareholders of ESSEF Corporation to be held at the office of the corporation, 220 Park Drive, Chardon, Ohio on January 29, 1998 at 10:00 o'clock A.M. Eastern Standard Time and at all adjournments thereof, with full power of substitution and full authority to vote all Common Shares of ESSEF Corporation which the undersigned, if personally present, would be entitled to vote upon the following proposal:

1. To amend the Articles of Incorporation of the Company to increase the number of authorized common shares from 15,000,000 to 40,000,000

                FOR  [   ]      AGAINST  [   ]          ABSTAIN  [   ]


THIS PROXY WILL BE VOTED ACCORDING TO INSTRUCTIONS AS MARKED. UNLESS A CONTRARY INSTRUCTION IS MARKED IT WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS.

This proxy revokes and supersedes any earlier proxy covering the same shares.



                                                       ______________________


      PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON INDICATING, WHEN APPROPRIATE, COMPANY AND OFFICIAL POSITION OR REPRESENTATIVE CAPACITY. IF SHARES ARE HELD IN JOINT NAMES BOTH PARTIES MUST SIGN.


DATE:______________, 199__.




            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                           IN THE ENVELOPE ENCLOSED